Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
     We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-100648, and 333-61862) and (Form S-8 Nos. 333-141819, 333-134687, 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425, and 333-04131) of Nuance Communications, Inc. of our report dated March 26, 2007 with respect to the consolidated financial statements of Bluestar Resources Limited, as of December 31, 2006 and 2005, and for the years then ended included in the Nuance Communications, Inc.’s Current Report (Form 8-K/A) dated April 17, 2007, filed with the Securities and Exchange Commission.

/s/ S.R. BATLIBOI & ASSOCIATES

Mumbai, India
April 17, 2007